Execution Version

ASSET PURCHASE AGREEMENT

by and between

BG FINANCE AND ACCOUNTING, INC.,

as Buyer,

SMART RESOURCES, INC. and ACCOUNTABLE SEARCH, LLC,

as Sellers,

and

TIMOTHY J. FLOOD AND MARGARET LAUNDRY FRANCIS,

as the Selling Persons

Page

ARTICLE I	PURCHASE OF ASSETS 1

1.1	Purchase of Assets 1

1.2	Excluded Assets 2

1.3	Assumed Liabilities 3

1.4	Excluded Liabilities 3

1.5	Consideration 4

1.6	Earn-Out 4

1.7	Purchase Price Adjustment 7

1.8	Closing 9

1.9	Closing and Post-Closing Deliveries 9

1.10	Further Assurances 11

1.11	Allocation of Purchase Price 11

1.12	Payment of Bulk Sales Tax Holdback Amount 12

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF SELLERS 12

2.1	Organization 12

2.2	Authority 12

2.3	Title to Assets 13

2.4	No Violation 14

2.5	Governmental Consents 14

2.6	Financial Information 14

2.7	Absence of Certain Changes 15

2.8	Taxes 16

2.9	Proceedings 17

2.10	Compliance with Laws 18

2.11	Permits 18

2.12	Employee Matters 18

2.13	Employee Benefit Plans 19

2.14	Business Contracts 20

2.15	Customers 22

2.16	Warranties 22

2.17	Intellectual Property Rights 23

2.18	Environmental Matters 23

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(continued)
Page

2.19	Competing Interests 23

2.20	No Brokers 23

2.21	No Misrepresentations 23

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF BUYER 24

3.1	Organization 24

3.2	Authority 24

3.3	No Violation 24

3.4	Governmental Consents 24

ARTICLE IV	COVENANTS AND AGREEMENTS 24

4.1	Assistance with Permits and Filings 24

4.2	Transaction Costs 25

4.3	Employee Matters 25

4.4	Transfer Taxes 26

4.5	Tax Responsibility; Tax Information; Tax Proration 26

4.6	Name Change 27

4.7	Discharge of Liabilities 27

4.8	Assignment of Assumed Contracts 27

4.9	Accounts Receivable 27

4.10	Financial Statements for Assets 28

4.11	Assistance from Majority Shareholder 29

4.12	Phone Systems 29

ARTICLE V	INDEMNIFICATION 29

5.1	Indemnification of Buyer 29

5.2	Indemnification of Sellers and the Selling Persons 30

5.3	Survival 30

5.4	Time Limitation 30

5.5	Limitations on Amount 31

5.6	Right of Setoff 32

5.7	Matters Involving Third Party Claims 33

5.8	Miscellaneous 34

ARTICLE VI	NONCOMPETITION AND NONSOLICITATION AGREEMENT 36

6.1	Noncompetition and Nonsolicitation 36

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(continued)
Page

ARTICLE VII	MISCELLANEOUS 37

7.1	Notices 37

7.2	Counterparts 38

7.3	Interpretation 38

7.4	Severability 38

7.5	Binding Effect; Assignment 38

7.6	Entire Agreement; Amendment 39

7.7	Specific Performance; Remedies Not Exclusive 39

7.8	GOVERNING LAW 39

7.9	Drafting 39

7.10	Usage 39

7.11	Certain Definitions 39

7.12	Guaranty by the Majority Shareholder 42

7.13	Publicity 42

91448822.12	iii

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of September 18, 2017, is made and entered into by and between BG Finance and Accounting, Inc., a Delaware corporation (“Buyer”), Smart Resources, Inc., an Illinois corporation (“Smart Resources”), Accountable Search, LLC, an Illinois limited liability company (“Accountable Search” and, together with Smart Resources, the “Sellers”), and, solely for purposes stated herein, (i) Timothy J. Flood, an individual resident of the State of Illinois and the majority shareholder of Smart Resources (the “Majority Shareholder”), and (ii) Margaret Laundry Francis, an individual resident of the State of Illinois and the minority shareholder of Smart Resources (the “Minority Shareholder” and, together with the Majority Shareholder, the “Selling Persons”).
WHEREAS, Sellers are providers of administrative, executive assistant, finance and accounting staffing services (such business, the “Business”);
WHEREAS, Sellers desire to sell substantially all of the assets that are used in connection with the Business, and Buyer desires to purchase such assets from Sellers, on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, the Selling Persons will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and as a condition and inducement to Buyer’s execution and delivery hereof, Buyer has required that (i) the Majority Shareholder guarantees certain of Sellers’ obligations under this Agreement, and (ii) the Selling Persons agree to the noncompetition and nonsolicitation provisions set forth in Article VI hereof.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties hereto agree as follows:
ARTICLE I
Purchase of Assets
1.1    Purchase of Assets. At the closing of the transactions contemplated by this Agreement (the “Closing” and the date the Closing occurs, the “Closing Date”), Sellers shall sell, transfer, assign and deliver to Buyer the Assets, and Buyer shall purchase and take the Assets, on the terms and subject to the conditions set forth in this Agreement. Subject to the provisions of Section 1.2, the “Assets” means the tangible and intangible assets used in, generated by or associated with the Business, and specifically includes (please refer to Section 7.12 for definitions of certain capitalized terms used in this Agreement):
(a)    all fixed assets of Sellers, including all personal property, office equipment, computers, phone systems, computer equipment, furniture, fixtures and leasehold improvements;
(b)    all Intellectual Property of Sellers with respect to the Business, including the Intellectual Property listed on Schedule 2.17;

(c)    the current assets of Sellers as reflected on Schedule 1.7(a), including the Acquired Accounts Receivable, which have been used for purposes of calculating the Adjusted Net Working Capital;
(d)    all right, title and interest under the Customer Contracts;
(e)    all right, title and interest under the Temporary Personnel Contracts, which are listed on Schedule 1.1(e);
(f)    all right, title and interest under each of the Billable Staffing Independent Contractor Contracts, which are listed on Schedule 1.1(f);
(g)    all right, title and interest under each of the other contracts listed on Schedule 1.1(g) (collectively, the Customer Contracts and the contracts listed on Schedules 1.1(e), 1.1(f), and 1.1(g), the “Assumed Contracts”);
(h)    all goodwill related to the Business;
(i)    all right, title and interest in Sellers’ trade names used in the Business, including “Smart Resources” and any derivations thereof;
(j)    all Permits used in connection with the Business, including the Permits listed on Schedule 2.11;
(k)    all Records used by Sellers in connection with the Business, including customer lists, resumes, temporary personnel lists, billable staffing independent contractor lists, referral sources, research and development reports, payroll and billing reports, operating guides and manuals, financial and accounting information, information relating to Staff Employees, Temporary Personnel and Billable Staffing Independent Contractors, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records relating to the Business; and
(l)    any revenue of the Business generated on the Closing Date.
1.2    Excluded Assets. Notwithstanding the provisions of Section 1.1, it is hereby expressly acknowledged and agreed that the Assets shall not include: (a) any interest in the Real Property, including the land and buildings located at 33 N. LaSalle Street, Suite 950, Chicago, Illinois, 60602 (the “Chicago Offices”), and 1301 W. 22nd Street, Suite 175, Oak Brook, Illinois 60523 (the “Oak Brook Offices”), other than Sellers’ interest as tenant in the leases for the Chicago and Oak Brook Offices pursuant to and in accordance with the Lease Assignment Agreements; (b) Sellers’ Cash Equivalents; (c) any employee advances of Sellers; (d) any prepaid insurance expenses of Sellers; (e) any intercompany receivables of Sellers; (f) any Excluded Accounts Receivable; (g) any Tax refunds relating to the operation of the Business or the Assets prior to the Closing Date; (h) any Employee Benefit Plans (other than those set forth on Schedule 1.1(g)); (i) the assets listed on Schedule 1.2(i); and (j) Smart Resources’ limited liability company interests in Accountable Search (collectively, the “Excluded Assets”).

1.3    Assumed Liabilities. At the Closing, Buyer will only assume: (a) the current Liabilities of Sellers (not including Indebtedness), as reflected on Schedule 1.7(a), which have been used for purposes of calculating the Adjusted Net Working Capital; (b) any Liabilities of Sellers specifically assumed pursuant to and in accordance with the Lease Assignment Agreements; (c) the obligation of Buyer described in Section 4.3(b); and (d) Sellers’ obligations relating to the operation of the Business after the Closing under the Assumed Contracts; provided, however, that Buyer shall not assume any Liabilities under the Assumed Contracts with respect to any breaches of the Assumed Contracts occurring on or before the Closing (including any indemnification obligations in the Assumed Contracts with respect to any such breaches) or any damages to third Persons resulting from acts, events or omissions occurring on or before the Closing, in either case, whether or not known by Sellers as of the Closing (collectively, the “Assumed Liabilities”).
1.4    Excluded Liabilities. Other than the Assumed Liabilities, Buyer is not assuming any liability or obligation of Sellers or the Selling Persons of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown (collectively, “Liabilities”), including, without limitation, those Liabilities set forth below (collectively, the “Excluded Liabilities”):
(a)    Liabilities in respect of any of the Excluded Assets;
(b)    Liabilities, including any Proceeding or other third Person claim, relating to or arising from the activities or operation of the Business with respect to any period of time (or portion thereof) occurring at or prior to the Closing, including any Liability relating to or arising from the classification of persons used in the Business as “employees” or “independent contractors;”
(c)    Liabilities relating to Indebtedness or intercompany payables of Sellers;
(d)    Liabilities relating to loans or payables by Sellers to the Selling Persons or other Liabilities of Sellers to the Selling Persons;
(e)    Liabilities of Sellers or their respective direct or indirect owner(s) relating to (i) Taxes for any taxable period, whether before or after the Closing Date; (ii) Taxes arising in connection with the consummation of the transactions contemplated by this Agreement; (iii) unpaid Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a successor or transferee by contract or otherwise; (iv) payments to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement with respect to Taxes; or (v) any other Taxes for which Sellers or the Selling Persons are responsible under Section 4.4 or Section 4.5;
(f)    Liabilities related to Sellers’ or the Selling Persons’ transaction fees and expenses contemplated in Section 4.2 or otherwise;
(g)    any undisclosed Liability;

(h)    Liabilities incurred other than in the ordinary course of Sellers’ business, consistent with past practice;
(i)    Liabilities related to any Employee Benefit Plans;
(j)    Liabilities related to premiums for officer’s life insurance policies that are in place immediately prior to the Closing Date;
(k)    all Liabilities for breach of warranty (whether covered by insurance or not) with respect to services rendered on or prior to the Closing Date;
(l)    Liabilities relating to any current or former Staff Employee, Temporary Personnel or Billable Staffing Independent Contractor or current or former group of Staff Employees, Temporary Personnel or Billable Staffing Independent Contractors, including any change of control or severance Liabilities and any Liabilities relating to the employment agreements, phantom stock agreement and shareholder agreement set forth in Schedule 2.14(e), except (i) to the extent accrued for as current Liabilities in Adjusted Net Working Capital and (ii) as set forth in Section 4.3(b);
(m)    Liabilities related to any Real Property, except any Liabilities of Sellers specifically assumed pursuant to and in accordance with the Lease Assignment Agreements; and
(n)    any other Liability that is not an Assumed Liability.
1.5    Consideration. Buyer is assuming the Assumed Liabilities and agrees to pay Sellers and the Selling Persons an aggregate of $6,000,000, in accordance with this Section 1.5 and subject to adjustment as provided in Section 1.7 (the “Purchase Price”) as consideration in full for the acquisition of the Assets and the agreements and covenants set forth herein. The Purchase Price shall be paid by Buyer to Sellers (or its designees specified on Schedule 1.5) at Closing in cash by wire transfer of immediately available funds to the account(s) specified in Schedule 1.5; provided, however, that Buyer will hold back $166,894.50 of the Purchase Price (the “Bulk Sales Tax Holdback Amount”), as partial security for any Liability that may be asserted against Buyer pursuant to the bulk transfer provisions of the Illinois tax statutes. The Bulk Sales Tax Holdback Amount will be disbursed pursuant to Section 1.12.
1.6    Earn-Out.
(a)    Year One Earn-Out Payment. With respect to the period of time beginning on (and including) the first day of Buyer’s first full accounting month after the Closing Date (such first day being September 25, 2017) and ending on (and including) the last day of the twelfth consecutive full accounting month following the Closing Date (such last day being October 28, 2018) (such period of time, “Year One”), Sellers shall be entitled to the following aggregate amount (if any) based upon the COH for Year One (any such payment, the “Year One Earn-Out Payment”):

(i) if COH for Year One is less than or equal to $1,600,000, then Sellers shall not be entitled to any Year One Earn-Out Payment;
(ii) if the COH for Year One is greater than $1,600,000 but less than $2,000,000, then Sellers shall be entitled to receive a Year One Earn-Out Payment that is equal to: $1,000,000 multiplied by the result of: (1) (the COH for Year One minus $1,600,000) divided by (2) $400,000; or
(iii) if the COH for Year One is greater than or equal to $2,000,000, then Sellers shall be entitled to receive a Year One Earn-Out Payment that is equal to $1,000,000.
(b)    Year Two Earn-Out Payment. With respect to the period of time beginning on (and including) the first day of Buyer’s thirteenth full accounting month after the Closing Date (such first day being October 29, 2018) and ending on (and including) the last day of the 24th consecutive full accounting month following the Closing Date (such last day being October 27, 2019) (such period of time, “Year Two”), Sellers shall be entitled to the following aggregate amount (if any) based upon the COH for Year Two (any such payment, the “Year Two Earn-Out Payment” and, together with the Year One Earn-Out Payment, the “Earn-Out Payments”):
(i) if the COH for Year Two is less than or equal to $2,000,000, then Sellers shall not be entitled to any Year Two Earn-Out Payment;
(ii) if the COH for Year Two is greater than $2,000,000 but less than $2,400,000, then Sellers shall be entitled to receive a Year Two Earn-Out Payment that is equal to the positive difference, if any, resulting from: (1) $2,000,000 multiplied by the result of: (A) (the COH for Year Two minus $2,000,000) divided by (B) $400,000 minus (2) the Year One Earn-Out Payment (if any); or
(iii) if the COH for Year Two is greater than or equal to $2,400,000, then Sellers shall be entitled to receive a Year Two Earn-Out Payment that is equal to $2,000,000 minus the Year One Earn-Out Payment (if any).
For illustrative purposes only, if the COH for Year One is $1,700,000, then Sellers shall be entitled to receive an aggregate Year One Earn-Out Payment that is equal to $250,000, which equals $1,000,000 multiplied by the result of (1) $1,700,000 minus $1,600,000 (i.e., $100,000) divided by (2) $400,000. In addition, for illustrative purposes only, if the COH for the following year (i.e., Year Two) is $2,300,000, then Sellers shall be entitled to receive an aggregate Year Two Earn-Out Payment that is equal to $1,250,000, which equals (1) $2,000,000 multiplied by the result of: (A) ($2,300,000 minus $2,000,000) (i.e., $300,000) divided by (B) $400,000 minus (2) $250,000.
(c)    Calculation of COH. For purposes of this Section 1.6, “COH” (or Contribution to Overhead) shall mean, for each applicable year (e.g., Year One and Year Two), (x) the revenue earned by the Business for such year, minus (y) the cost of services to the Business for such year, which shall include billable staffing independent contractor payments, the temporary payroll, the temporary payroll Taxes, temporary benefits paid by Buyer or its Affiliates with respect to the Business, fees and costs associated with the Patient Protection and Affordable Care Act, and worker’s compensation insurance cost associated with the temporary payroll, minus (z) expenses relating to the branch of the Business, which shall not include any allocation of corporate overhead. The COH shall be calculated by Buyer, in good faith and in accordance with Buyer’s accounting methods, policies, practices and procedures and the illustrative example calculation of COH set forth on Schedule 1.6(c).
(d)    Payment of Earn-Out. For each fiscal month during Year One and Year Two, Buyer agrees to deliver to Sellers, within 30 days after the end of such fiscal month, a statement showing Buyer’s good faith calculation of the COH (each, a “COH Statement”) for such fiscal month and the cumulative COH for the applicable twelve-month period that includes such fiscal month. As soon as reasonably practicable, but no later than 60 days after the last day of the applicable twelve-month period (e.g., Year One and Year Two) for which such Earn-Out Payment is calculated, the Earn-Out Payments, if any, shall be paid by Buyer to Sellers in accordance with Section 1.5; provided, that the conditions for payment of such Earn-Out Payment as set forth in this Section 1.6 have been satisfied and subject to Section 5.6; and provided, further, that the payment of any portion of the applicable Earn-Out Payment in dispute shall be delayed until such dispute has been resolved pursuant to Section 1.6(e). For the avoidance of doubt, notwithstanding any dispute that may be pending resolution in accordance with Section 1.6(e), the portion of any Earn-Out Payment not in dispute shall be payable by Buyer to Sellers in accordance with this Section 1.6(d) (subject Section 5.6). The COH Statement covering Year One or Year Two, as applicable, shall include Buyer’s good faith calculation of the resulting Earn-Out Payment, if any (each, an “Annual COH Statement”).
(e)    Procedure for Objecting to Calculation of COH. Buyer shall deliver to Sellers the Annual COH Statement within 30 days after the end of Year One or Year Two, as applicable. At all reasonable times during the 20 days immediately following Sellers’ receipt of an Annual COH Statement, Sellers and their representatives will be permitted to review all financial and operational information of the Business with respect to the calculation of the components of such Earn-Out Payment set forth therein, and Buyer will make reasonably available the individuals responsible for the preparation of the subject Annual COH Statement in order to respond to the reasonable inquiries of Sellers related thereto. If Sellers have not given any notice of objection with respect to an Annual COH Statement within 20 days after its delivery by Buyer, then the calculation of COH for the period covered by such Annual COH Statement shall be as set forth in such report. If, however, Sellers have given a written notice of objection with respect to an Annual COH Statement specifying the items and amounts to which Sellers are objecting within the applicable 20-day period, then Buyer and Sellers shall attempt to resolve their differences in good faith. If Buyer and Sellers cannot agree on appropriate changes to be made to such Annual COH Statement within 30 days after the delivery of Sellers’ objection notice to the disputed Annual COH Statement, then Buyer and Sellers shall submit such disputed Annual COH Statement, along with the written objections of Buyer and Sellers, to the Independent Accounting Firm. Buyer and

Sellers shall request the Independent Accounting Firm to determine only those aspects of the Annual COH Statement that are in controversy and to make the final determination in accordance with the terms of this Agreement, within 30 days after the request. Buyer and Sellers shall make readily available to the Independent Accounting Firm all relevant books and Records, any work papers (including those of the Parties’ respective principal accountants, to the extent permitted by such accountants) relating to the Annual COH Statement and the objections of Buyer and Sellers and all other items reasonably requested by the Independent Accounting Firm in connection therewith. The fees and disbursements of the Independent Accounting Firm shall be allocated between Sellers, on the one hand, and Buyer, on the other hand, in the same proportion as the aggregate amount of the disputed items that were determined in favor of the other Parties (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items submitted by the Parties. For example, if Sellers claim the Year One Earn-Out Payment is $1,000 greater than the amount determined by Buyer, and Buyer contests only $500 of the amount claimed by Sellers, and if the Independent Accounting Firm ultimately resolves the dispute by awarding Sellers $300 of the $500 contested, then the costs and expenses of the Independent Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to the Buyer and 40% (i.e., 200 ÷ 500) to Sellers.
(f)    Accounting of Business and Post-Closing Conduct During Earn-Out Period. From and after the Closing through the end of Year Two (the “Earn-Out Period”), solely for purposes of calculating any Earn-Out Payment, Buyer shall consistently apply its revenue recognition practices, and all other methods of Buyer’s accounting practices, with respect to the Business, in the usual, regular and ordinary course of Buyer’s business in all material respects, and otherwise in accordance with GAAP, and not engage in any practice intended to have the effect of (i) postponing to periods after Year One or Year Two revenues received by the Business that would otherwise be expected (based on past practice) to be recognized during such year, as applicable, or (ii) accelerating to Year One or Year Two any amounts that would reduce the COH that would otherwise be expected (based on past practice) to be recognized after such year, as applicable. Sellers understand, acknowledge and agree that, after Closing, Buyer shall be entitled to manage and operate the Business in the interest of BG Staffing, Inc. and its stockholders. However, as of the date hereof, the Parties intend that Sellers will have a reasonable opportunity to earn the Earn-Out Payments, subject to and in accordance with this Section 1.6. Without limiting the generality of the foregoing, during the Earn-Out Period, Buyer shall (i) maintain financial and operational information related to the Business sufficient to allow independent verification of the Year One Earn-Out Payment and Year Two Earn-Out Payment, and (ii) operate the Business in good faith and deal fairly with Sellers regarding the management of the Business and the administration of the provisions of this Section 1.6.

1.7    Purchase Price Adjustment. An adjustment amount (“Purchase Price Adjustment”), if any is due, shall be paid by the appropriate Party, in the manner and at the time set forth in this Section 1.7.
(a)    Preparation of Closing Date Net Working Capital. Within 90 days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement of the current assets and current Liabilities of Sellers as of the Closing Date (the “Closing Date Net Working Capital Statement”) for purposes of specifically determining the Adjusted Net Working Capital of the Business as of the Closing Date. The Closing Date Net Working Capital Statement shall be unaudited but will be prepared in conformity with GAAP in all material respects and otherwise consistent with Sellers’ past accounting methods, policies, practices and procedures and in the same manner, with consistent classification and estimation methodology, as the Financial Information, an example calculation of which is set forth in Schedule 1.7(a).
(b)    Payment of Purchase Price Adjustment.
(i)    If the Adjusted Net Working Capital as of the Closing Date, as determined in accordance with this Section 1.7, is greater than the Target Net Working Capital, such excess amount (subject to Section 5.6) shall be paid by Buyer to Sellers.
(ii)    If the Adjusted Net Working Capital as of the Closing Date, as determined in accordance with this Section 1.7, is less than the Target Net Working Capital, such deficit amount shall be paid by Sellers to Buyer.
(iii)    The Purchase Price Adjustment described in this Section 1.7(b) shall be paid within five Business Days after its determination in accordance with this Section 1.7 and shall be paid in cash by wire transfer to the account designated by the payee in writing to the payor; provided, that any dispute as to the Purchase Price Adjustment has been resolved pursuant to Section 1.7(c).
(c)    Procedure for Objecting to Calculation of Adjusted Net Working Capital. If Sellers have not given any notice of objection with respect to the Closing Date Net Working Capital Statement within 60 days after its delivery by Buyer, then the calculation of Adjusted Net Working Capital described in this Section 1.7 shall be based on the Closing Date Net Working Capital Statement. If, however, Sellers have given a written notice of objection with respect to the Closing Date Net Working Capital Statement specifying the items and amounts to which Sellers are objecting within the applicable 60-day period, then Buyer and Sellers shall attempt to resolve their differences in good faith. If Buyer and Sellers cannot agree on appropriate changes to be made to the Closing Date Net Working Capital Statement within ten days after the delivery of Sellers’ objection notice to the Closing Date Net Working Capital Statement, then Buyer and Sellers shall submit the Closing Date Net Working Capital Statement, along with the written objections of Buyer and Sellers, to the Independent Accounting Firm. Buyer and Sellers shall request the Independent Accounting Firm to determine only those aspects of the Closing Date Net Working Capital Statement that are in controversy and to make the final determination in accordance with the terms of this

Agreement, within 30 days after the request. The Purchase Price Adjustment described in this Section 1.7 shall be based on the Closing Date Net Working Capital Statement as adjusted to take into account the Independent Accounting Firm’s determinations of those matters that are in controversy. Buyer and Sellers shall make readily available to the Independent Accounting Firm all relevant books and Records, any work papers (including those of the Parties’ respective principal accountants, to the extent permitted by such accountants) relating to the Closing Date Net Working Capital Statement, Schedule 1.7(a) and the objections of Buyer and Sellers and all other items reasonably requested by the Independent Accounting Firm in connection therewith. The fees and disbursements of the Independent Accounting Firm shall be allocated between Sellers, on the one hand, and Buyer, on the other hand, in the same proportion as the aggregate amount of the disputed items that were determined in favor of the other Parties (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items submitted by the Parties. For example, if Sellers claim the Adjusted Net Working Capital is $1,000 greater than the amount determined by Buyer, and Buyer contests only $500 of the amount claimed by Sellers, and if the Independent Accounting Firm ultimately resolves the dispute by awarding Sellers $300 of the $500 contested, then the costs and expenses of the Independent Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to the Buyer and 40% (i.e., 200 ÷ 500) to Sellers.
(d)    The Purchase Price shall also be subject to adjustment if any of the Assumed Contracts or other Assets are not fully assignable and transferable to Buyer without any material change in their respective terms, unless such changes are reasonably acceptable to Buyer, in accordance with Section 4.8.
1.8    Closing. The Closing shall take place at the offices of Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201, or via facsimile or portable document format (pdf), with originals to follow via overnight delivery, immediately following the execution and delivery of this Agreement and the delivery of all of the items listed in Section 1.9. The Closing shall be effective as of 12:01 a.m. Eastern Time on the Closing Date.
1.9    Closing and Post-Closing Deliveries. Contemporaneously with, and subsequent to, as applicable, the execution and delivery of this Agreement:
(a)    Sellers will endorse and deliver to Buyer any certificates of title and such other documents and instruments as may be necessary under applicable Law to effect or record the transfer of any Asset for which ownership is evidenced by a certificate of title, if any, to Buyer and to convey to Buyer good and marketable title in such Assets, free and clear of any Liens, other than Permitted Liens;
(b)    Sellers will execute and deliver to Buyer a Bill of Sale conveying the Assets to Buyer, which is attached hereto as Exhibit A;
(c)    Buyer and Sellers will execute and deliver to each other an Assignment and Assumption Agreement evidencing the assumption by Buyer of the Assumed Liabilities, which is attached hereto as Exhibit B;

(d)    Buyer (or BG Staffing, Inc., as applicable) and Sellers will execute and deliver to each other Lease Assignment and Assumption Agreements with respect to the Chicago Offices and Oak Brook Offices, in form and substance reasonably satisfactory to Buyer and Sellers (collectively, the “Lease Assignment Agreements”), which includes as an exhibit thereto the consent of the respective owners of the Chicago Offices and Oak Brook Offices to the Lease Assignment Agreements, and Sellers and such landlords will deliver to Buyer occupancy to the Chicago Offices and Oak Brook Offices;
(e)    B G Staff Services, Inc. and Margaret Laundry Francis will execute and deliver to each other an employment agreement, which is attached hereto as Exhibit C;
(f)    Sellers will deliver to Buyer executed UCC Termination Statements or other evidence satisfactory to Buyer, such as payoff letters, to evidence the release of any and all Liens on the Assets, other than Permitted Liens;
(g)    Sellers will deliver to Buyer all third Person consents that are necessary for the transfer of any Assets, including the Assumed Contracts, in accordance with Section 4.8;
(h)    Sellers will deliver to Buyer, no later than two Business Days prior to the Closing Date, copies of the Certificates of Insurance;
(i)    Sellers will execute and deliver to Buyer such other assignments, releases, consents to assignment and other instruments of sale, conveyance, assignment, assumption and transfer satisfactory in form and in substance to Buyer as reasonably requested by Buyer in order to convey to Buyer all right, title and interest in and to the Assets in the manner provided for in this Agreement;
(j)    Sellers will deliver to Buyer or otherwise make available the originals or copies of all of Sellers’ books, Records, ledgers, disks, proprietary information and other data relating to the Assets and the Business and all other written or electronic depositories of information relating to the Assets and the Business, including any log-in information and passwords necessary to access such information (except for the Purchase Price);
(k)    Buyer will deliver the Purchase Price to Sellers or their designees;
(l)    Buyer will deliver to Sellers a certificate dated as of the Closing Date, duly executed by an authorized officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, certifying as to: (i) an attached copy of the resolutions of the Board of Directors (or similar governing body) of Buyer authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded; (ii) the incumbency, authority and specimen signature of each officer of Buyer executing this Agreement; and (iii) true and complete attached copies of the Organizational Documents of Buyer;

(m)    Buyer will deliver to Sellers a certificate of the Delaware Secretary of State as to the good standing of Buyer in such jurisdiction as of a date not more than five Business Days prior to the Closing Date;
(n)    Sellers will deliver to Buyer a certificate dated as of the Closing Date, duly executed by an authorized officer of Sellers, given by him or her on behalf of Sellers and not in his or her individual capacity, certifying as to: (i) an attached copy of the resolutions of the Board of Directors (or similar governing body) of Sellers authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded; (ii) the incumbency, authority and specimen signature of each officer of Sellers executing this Agreement; and (iii) true and complete attached copies of the Organizational Documents of Sellers;
(o)    Buyer and Smart Resources will execute and deliver to each other a Trademark Assignment Agreement evidencing the assignment by Smart Resources to Buyer of the trademarks “Accountable Search” and “Smart Resources”, which is attached hereto as Exhibit D; and
(p)    Sellers will deliver to Buyer certificates of the Illinois Secretary of State as to the good standing of Sellers in such jurisdiction as of a date not more than five Business Days prior to the Closing Date.
1.10    Further Assurances. At or after the Closing, and without further consideration, (a) Sellers will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order to fully convey and transfer the Assets to Buyer and to put Buyer in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the Assets and exercising rights with respect thereto and (b) Buyer will execute and deliver to Sellers such further instruments as Sellers may reasonably request in order to effect Buyer’s assumption of the Assumed Liabilities from Sellers.
1.11    Allocation of Purchase Price. Within 30 days after the Adjusted Net Working Capital has become final and binding pursuant to Section 1.7, Buyer shall prepare and deliver to Sellers a proposed allocation of the Purchase Price (which for purposes of this Section 1.11 shall include any Liabilities required to be treated as part of the Purchase Price for U.S. federal income tax purposes) among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), Section 1.5, and the principles set forth in Schedule 1.11. For a period of 30 days following Sellers’ receipt of Buyer’s proposed allocation, Sellers and Buyer shall work together to seek an agreement on the proposed allocation. If Sellers and Buyer are unable to reach an agreement regarding such allocation during such 30-day period (or by such other deadline as Sellers and Buyer agree in writing), Buyer and Sellers shall submit their disagreement to the Independent Accounting Firm to be resolved. The final allocation, whether as prepared by Buyer and not timely objected to by Sellers, as agreed by the Parties or as determined by the Independent Accounting Firm (the “Final Allocation”), shall be final and binding on all Parties. Except as required pursuant to a “determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or foreign Law) or as otherwise provided herein, Sellers, Buyer, the Selling Persons and all of their respective Affiliates shall file all Tax Returns in a manner consistent with the Final Allocation and shall take no position inconsistent therewith (including in any amended Tax Returns, claims for refund or audits or examination by any Governmental Body or any other Proceedings) on any Tax Return or in connection with any Proceeding regarding Taxes; provided, however, that nothing herein shall prevent a Party from settling any proposed deficiency or adjustment by any Governmental Body based on the Final Allocation and no Party will be required to litigate any proposed adjustment by any Governmental Body challenging such Final Allocation. In the event that the Final Allocation is disputed by any Governmental Body, the Party receiving the notice of the contest shall provide the other Parties with prompt written notice thereof (which in any event shall be provided within 30 days of receiving notice of contest from the Governmental Body). Any fees and expenses of the Independent Accounting Firm to resolve a dispute in accordance with this Section 1.11 shall be borne 50% by Sellers and 50% by Buyer. To the extent reasonably requested by any Party, subject to the foregoing, Buyer and Sellers shall reasonably cooperate in the filing of any forms with respect to such allocation, including any required amendments to such forms. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation. Any adjustments to the Purchase Price and the Earn-Out Payments (excluding imputed interest), if any, shall be allocated among the Assets as set forth in the Final Allocation.
1.12    Payment of Bulk Sales Tax Holdback Amount. After the Closing, Buyer may, with prior written notice to Sellers, remit from the Bulk Sales Tax Holdback Amount any amount that is finally determined pursuant to the bulk transfer provisions of the Illinois tax statutes to be properly due and owed by Sellers to the State of Illinois Department of Revenue (the “Department”) if requested by the Department in writing; provided, however, that in the event Buyer receives a clearance letter or other release from the Department indicating that the Bulk Sales Tax Holdback Amount, or any portion thereof, is no longer required to be held by Buyer or remitted to the Department (the “Clearance Letter”), then Buyer shall immediately disburse to Sellers any other remaining funds in the Bulk Sales Tax Holdback Amount. In the event that the Department determines that the Bulk Sales Tax Holdback Amount is insufficient to satisfy all outstanding amounts required to be paid to the Department pursuant to the bulk transfer provisions of the Illinois tax statutes, Sellers shall promptly pay to the Department any further amount necessary to satisfy the Department’s determination. Sellers shall keep Buyer reasonably informed from time to time regarding the status of Sellers’ discussions with the Department regarding the taxes subject to the Bulk Sales Tax Holdback Amount.
ARTICLE II
Representations and Warranties of Sellers
Sellers, jointly and severally, hereby represent and warrant to Buyer as follows:
2.1    Organization. Smart Resources is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Illinois. Accountable Search is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Illinois. Sellers have full power to own their respective properties and to conduct the Business as presently conducted. Sellers are duly authorized, qualified to do business as a foreign entity or licensed to do business and are in good standing in each state or other jurisdiction in which Sellers’ assets are located or in which the Business as presently conducted makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business. The jurisdictions in which Sellers are qualified as a foreign entity to do business are set forth in Schedule 2.1. Set forth in Schedule 2.1 is a list of all assumed names under which Sellers operate the Business and all jurisdictions in which any of such assumed names is registered. There is no pending or, to the Knowledge of Sellers, threatened Proceeding for the dissolution, liquidation, insolvency or rehabilitation of Sellers.
2.2    Authority. Sellers and the Selling Persons have all requisite power, authority and capacity to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Sellers and the Selling Persons pursuant to this Agreement (collectively, the “Seller Documents”). The execution, delivery and performance by Sellers and the Selling Persons of each Seller Document has been duly authorized by all necessary action on the part of Sellers and the Selling Persons. This Agreement and the other Seller Documents have been duly executed and delivered by Sellers and the Selling Persons. This Agreement and each of the other Seller Documents are legal, valid and binding agreements of Sellers and the Selling Persons, enforceable against Sellers and the Selling Persons in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). The Selling Persons are the holders of all of the issued and outstanding equity interests of Smart Resources, and no other Person owns any equity interest in Smart Resources or has the right to acquire any equity interest in Smart Resources. Smart Resources is the holder of all of the issued and outstanding equity interests of Accountable Search, and no other Person owns any equity interest in Accountable Search or has the right to acquire any equity interest in Accountable Search. Except as described in the immediately preceding sentence, no Selling Entity owns or has any equity interest in any other Person.
2.3    Title to Assets.
(a)    Set forth in Schedule 2.3(a) is a complete list of (i) the street address of all real property leased by Sellers and used in connection with the Business (the “Real Property”) and (ii) each other tangible asset of Sellers that is used in, generated by or associated with the Business. There are no vehicles owned or leased by Sellers and used in or associated with the Business. Sellers do not own any real property.
(b)    The Assets, together with the Excluded Assets, constitute all of the assets of Sellers that are used in or associated with the Business and constitute all assets necessary to carry on the Business as currently conducted.
(c)    Sellers have good and valid title to all of the Assets they own, or purport to own, and a valid leasehold interest in all leased assets included within the Assets, free and clear of any Liens other than Permitted Liens. The execution and delivery of the Seller Documents by Sellers at the Closing will convey to and vest in Buyer good and valid title to the Assets, free and clear of any Liens other than Permitted Liens, or in the case of leased assets, the execution and delivery of the Seller Documents by Sellers at the Closing will convey to and vest in Buyer a valid leasehold interest, free and clear of any Liens other than Permitted Liens. The Assets, including any Assets held under leases or licenses: (i) are in good condition and repair, ordinary wear and tear excepted and (ii) are in good working order and have been properly and regularly maintained, ordinary wear and tear excepted.
(d)    To the Sellers’ Knowledge, the Real Property is zoned for a classification that permits the continued use of the Real Property in the manner currently used by Sellers. To the Knowledge of Sellers, there are no actions pending or threatened that would alter the current zoning classification of the Real Property or alter any applicable Laws, covenants, conditions or restrictions that would adversely affect the use of the Real Property in the Business. Sellers have not received notice from any insurance company or Governmental Body of any defects or inadequacies in the Real Property that would adversely affect the insurability or usability of the Real Property or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates. To the Knowledge of Sellers, no fact or condition exists or is threatened that would result in the discontinuation of necessary utilities or services to the Real Property or the termination of current access to and from the Real Property.
2.4    No Violation. Except as set forth on Schedule 2.4, neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated thereby, including the sale of the Assets to Buyer, conflicts with or will result in the breach of any term or provision of, require consent or violate or constitute a default (or an event that with notice or lapse of time or both would constitute a breach or default) under, or result in the creation of any Lien on the Assets other than Permitted Liens pursuant to, or relieve any Person of any obligation to Sellers or the Selling Persons or give any Person the right to terminate or accelerate any obligation under, any (i) Organizational Document of Sellers or (ii) any Business Contract, Permit or Law to which Sellers or the Selling Persons is a party or by which Sellers, the Selling Persons or any of the Assets or the Business is in any way bound or obligated.
2.5    Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Sellers or the Selling Person in connection with the sale and purchase of the Assets or any of the other transactions contemplated by this Agreement.
2.6    Financial Information.
(a)    Attached as Schedule 2.6 are true and complete copies of (i) the compiled balance sheet of Sellers for Sellers’ 2016 and 2015 fiscal years and for the seven month period ended July 31, 2017 (the “Latest Balance Sheet”) and the related income statements of Sellers for the corresponding periods then ended (collectively, the financial statements described in this Section 2.6(a)(i), the “Financial Statements”), (ii) a detailed aging summary of the Acquired Accounts Receivable and the Excluded Accounts Receivable, aged by invoice date and customer (the “Aged A/R Report”), as of the date of the Latest Balance Sheet, (iii) a detailed report of Sellers’ prepaid expenses, including a description of each prepaid expense and the value assigned to each, as of the date of the Latest Balance Sheet, (iv) a detailed report of Sellers’ fixed assets, including a description of each fixed asset and the value assigned to each, as of the date of the Latest Balance Sheet, (v) a detailed aging summary of Sellers’ accounts payable, aged by due date (the “Aged A/P Report”), as of the date of the Latest Balance Sheet, (vi) a detailed report of Sellers’ accrued incentives and bonuses, including a description of each accrued incentive and bonus and the value assigned to each, as of the date of the Latest Balance Sheet, (vii) a detailed report of Sellers’ accrued payroll, as of the date of the Latest Balance Sheet (collectively, items (i) – (vii) above, the “Financial Information”). The Financial Statements present fairly in all material respects the financial condition of the Business as a whole at the dates specified and the results of its operations for the periods specified. The Financial Information has been prepared from the books and Records of Sellers, which accurately and fairly reflect in all material respects the transactions of, acquisitions and dispositions of assets by and incurrence of Liabilities by the Business.
(b)    Sellers do not have any Liabilities of or relating to the Business except for: (i) Liabilities reflected on the Latest Balance Sheet; (ii) current Liabilities incurred in the ordinary course of business, consistent with past practice, after the date of the Latest Balance Sheet; and (iii) ordinary course performance obligations under agreements entered into by Sellers in the ordinary course of business, consistent with past practice, (including the Assumed Contracts).
(c)    All Acquired Accounts Receivable that are reflected in the Financial Statements and the Aged A/R Report represent valid obligations arising from services actually performed by Sellers or on their behalf in the ordinary course of the Business. Except to the extent paid prior to the Closing Date, such Acquired Accounts Receivable are current and collectible net of any respective reserves shown in the Financial Information, which reserves are adequate and calculated consistent with past practice in the ordinary course of the Business. Each of such Acquired Accounts Receivable either has been or will be collected in full, net of such respective reserves, without any setoff, within 120 days after the Closing Date.
2.7    Absence of Certain Changes. Since January 1, 2017 and through the Closing Date, Sellers have operated the Business in the ordinary course of business, consistent with past practice, and there has not been:
(a)    any material adverse change in the condition (financial or otherwise), results of operations, business, prospects, Assets or Liabilities of the Business or with respect to the manner in which Sellers conduct the Business;
(b)    any change by Sellers in their accounting methods, principles or practices relating to the Business;
(c)    the termination of employment (whether voluntary or involuntary) of any officer or key employee of Sellers employed in the Business or the termination of employment (whether voluntary of involuntary) of employees of Sellers employed in the Business in excess of historical attrition in non-executive personnel;
(d)    any waiver by Sellers of any material rights related to the Business or the Assets;
(e)    any other transaction, agreement or commitment entered into or affecting the Business or the Assets that obligates Sellers to make acquisitions, dividends or repurchases, bonuses, material increases in compensation, capital expenditures or borrowings outside amounts approved in Sellers’ budget, except in each case in the ordinary course of business and consistent with past practice; or
(f)    any agreement or understanding to do or resulting in any of the foregoing.
2.8    Taxes.
(a)    Except as set forth on Schedule 2.8: All Tax Returns (including income, property, sales, transfer, use, franchise, withholding, single business, social security and unemployment Tax Returns) required to be filed by Sellers and the Selling Persons that encompass or relate in any manner to the Assets or the Business have been timely filed, and all such Tax Returns are true, correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All Taxes (whether or not shown on any Tax Return) that are due and payable by Sellers, or relating to the Assets or the Business that are due and payable by the Selling Persons have been timely paid. Sellers are not currently beneficiaries of any extension of time with which to file any Tax Return. To the Knowledge of Sellers, Sellers and the Selling Persons do not expect any taxing authority to assess any additional Taxes relating to the Sellers or the Assets or the Business for any period for which Sellers and the Selling Persons have filed Tax Returns. No Tax deficiency has been proposed or assessed against Sellers, and Sellers have not executed any waiver of any statute of limitations on the assessment or collection of any Tax. No Tax audit, action, suit, Proceeding, investigation or claim is now pending or, to the Knowledge of Sellers, threatened against Sellers, and no issue or question has been raised (and is currently pending) by any taxing authority in connection with Sellers’ Tax Returns. To the Knowledge of Sellers, no claim has ever been made by a taxing authority in a jurisdiction in which Sellers do not currently file Tax Returns that Sellers are or may be subject to Tax by that jurisdiction, and, to the Knowledge of Sellers, there is no basis for any such claim. Sellers have timely withheld or collected from each payment made to each of its employees, independent contractors, creditors, stockholders and other payees the full amount of any and all Taxes required to be withheld or collected therefrom and have timely paid the same to the proper Tax authorities or authorized depositaries and all federal, state and local Tax Returns required with respect to such payments have been completed. Without limiting the generality of the foregoing, Sellers have properly administered (including the proper preparation of all returns and reports), and complied with, applicable Laws in connection with the federal earned income credit and the advance payments thereof (and any equivalent rules for state and local Tax purposes). Except with respect to Taxes not yet due and payable, there are no Liens for unpaid Taxes on the Assets and no claim for unpaid Taxes has been made by any Tax authority that could give rise to any such Lien and there is no basis for any such Lien. None of the Assets includes any stock, partnership interests, limited liability company interests, legal or beneficial interests or any other equity interests in or of any Person, and none of the Assets are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code. None of the Assumed Liabilities includes: (i) an obligation to make a payment that is not deductible under Section 280G of the Code; (ii) an obligation to make a payment to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes; (iii) an obligation under any Record retention, transfer pricing, closing or other agreement or arrangement with any Governmental Body that will survive the Closing or impose any Liability on Buyer after the Closing; (iv) an obligation under any and all agreements, contracts, arrangements and plans to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person; or (v) an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign Law). The unpaid Taxes of Sellers (A) did not, as of the Latest Balance Sheet, exceed the reserve for Tax Liability (rather than a reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in the notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers in filing their Tax Returns. There are no Taxes of the Sellers or Selling Persons for which Buyer may become liable as a result of the transactions contemplated by this Agreement. From its formation, Accountable Search has been a disregarded entity distinct from Smart Resources for U.S. federal income Tax purposes and has not made an election to be treated as an association taxable as a corporation for U.S. federal income Tax purposes.
(b)    Other than the Bulk Sales Notification filed by Buyer with the Chicago Department of Finance, Tax Division, Bulk Sales Unit and the Form CBS-1, Notice of Sale, Purchase, or Transfer of Business Assets filed by Buyer with the Illinois Department of Revenue, copies of which have been provided to Seller prior to the date of this Agreement (collectively, the “Bulk Sales Notices”), there are no other states or local jurisdictions in which bulk sales notice was required as a result of the transactions set forth in this Agreement, and no other state or local jurisdictions in which Buyer may be subject to liability for the payment of Taxes of Sellers (or Sellers’ predecessors in interest) or Taxes required to be collected and remitted by Sellers (or Sellers’ predecessors in interest) as a result of the transactions contemplated by this Agreement.
(c)    “Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including: (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, escheat, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers’ compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, environmental, occupation, premium, registration and gains taxes; (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind; (iii) interest, penalties and additions to tax imposed with respect thereto; and (vi) any transfer Liability in respect of any item described in clause (i), (ii), or (iii) payable by reason of contract, assumption, transferee Liability, operation of Law, Treasury Regulation section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of state, local or foreign Law), or otherwise.
(d)    “Tax Return” means any return, report, notice or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.
2.9    Proceedings. There are currently no pending or, to the Knowledge of Sellers, threatened Proceedings by any Person against Sellers (a) relating to or concerning the Business or (b) to which any of the Assets may be subject. Sellers are not subject to or bound by any currently existing judgment, order, writ, injunction or decree that relates to the Business or the Assets.
2.10    Compliance with Laws. Sellers are currently materially complying with, and have at all times materially complied with, each applicable statute, law (including common law), ordinance, decree, order, rule or regulation of any Governmental Body, including all federal, state, local and foreign laws relating to zoning and land use, occupational health and safety, employment, immigration and labor matters and all rules and regulations relating thereto (collectively, “Laws”).
2.11    Permits. Sellers own or possess from each appropriate Governmental Body all right, title and interest in and to all Permits issued by any Governmental Body necessary to conduct the Business. Each Permit is described in Schedule 2.11 and is included within the Assets and is fully transferable to Buyer without any material modification or payment. No loss or expiration of any such Permit is pending or, to the Knowledge of Sellers, threatened, other than expiration in accordance with the terms thereof and that may be renewed in the ordinary course of business without lapsing.
2.12    Employee Matters.
(a)    Schedule 2.12(a) sets forth a true and complete list of all executive and staff employees of Sellers (the “Staff Employees”), including the name, title or job description, compensation and benefits for each Staff Employee.
(b)    Schedule 2.12(b) sets forth a true and complete list of all temporary personnel of Sellers (the “Temporary Personnel), including the name, pay rate, bill rate and customer assignment for each Temporary Personnel. No employee of Sellers maintains H-1B nonimmigrant status as of the date hereof.
(c)    Schedule 2.12(c) sets forth a true and complete list of all billable staffing independent contractors used or engaged by Sellers in connection with the Business (the “Billable Staffing Independent Contractors”), including the name, pay rate, bill rate and customer assignment for each Billable Staffing Independent Contractor. The Billable Staffing Independent Contractors are not, and have never been, “employees” of Sellers under applicable Laws.
(d)    Sellers maintain for each Staff Employee, Temporary Personnel and Billable Staffing Independent Contractor all forms, Records, and other documents required to comply with applicable federal, state and local Law in all material respects, including Laws relating to immigration, workers’ compensation, Taxes, withholding, earned income credit, unemployment compensation and wage and hour compliance. Sellers have performed with respect to each Staff Employee, Temporary Personnel and Billable Staffing Independent Contractor, such investigations, background checks, reviews and other inquiries as required to comply with applicable Law in all material respects.
(e)    Sellers do not have any collective bargaining, union or labor agreements, contracts or other arrangements with any group of Staff Employees, Temporary Personnel and Billable Staffing Independent Contractors, labor union or employee representative and there is no organizational effort currently being made or, to the Knowledge of Sellers, threatened by or on behalf of any labor union with respect to the Staff Employees, Temporary Personnel or Billable Staffing Independent Contractors. Sellers have not experienced any, and, to the Knowledge of Sellers, there is no threatened, strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the Business. Sellers have no plan or commitment, whether legally binding or not, to increase the compensation payable or to become payable to directors, managers, officers, Staff Employees, Temporary Personnel or Billable Staffing Independent Contractors.
2.13    Employee Benefit Plans.
(a)    Set forth in Schedule 2.13(a) is a complete and correct list of all “Employee Benefit Plans.” The term “Employee Benefit Plans” means any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other bonus, incentive compensation, deferred compensation, profit sharing, stock purchase, severance, retirement, health, life, accidental death and dismemberment, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, phantom stock, performance share, supplemental unemployment, layoff, consulting, or fringe benefit plan, agreement, policy, or arrangement (whether written or oral, qualified or nonqualified, currently effective or terminated, funded or unfunded), sponsored, maintained, contributed to or required to be contributed to by Sellers for the benefit of any current or former employee or other service provider of Sellers in connection with the Business, or any dependent or beneficiary thereof. No Employee Benefit Plan is maintained outside the jurisdiction of the United States or covers any individual residing or working outside the United States.
(b)    Sellers have made available to Buyer a true and complete copy of (i) each Employee Benefit Plan, including all amendments thereto and all written interpretations thereof, and (ii) the most recent summary plan description and any summaries of material modifications made thereto. No Employee Benefit Plan provides any Billable Staffing

Independent Contractor with any of the benefits described in Section 2.13(a). Except as set forth in Schedule 2.13(a), Sellers have no formal plan or commitment, whether legally binding or not, to create any new Employee Benefit Plan or change any existing Employee Benefit Plan that would affect any Staff Employee, Temporary Personnel or Billable Staffing Independent Contractor, or any dependent or beneficiary thereof.
(c)    None of the Employee Benefit Plans is, and Sellers have never sponsored, maintained, contributed to or been required to contribute to: (i) a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA; (ii) a “multiemployer welfare arrangement” as defined in Section 3(40) of ERISA; (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA and to which Sellers or any entity within the same “controlled group” as Sellers within the meaning of Section 4001(a)(14) of ERISA contribute or have an obligation to contribute or (iv) a plan subject to Title IV of ERISA.
(d)    Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan.
(e)    Each Employee Benefit Plan is now and has been operated in material compliance with its terms and with all applicable Laws including, without limitation, the Code, ERISA, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HIPAA”), the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state Law (“COBRA”), the Patient Protection and Affordable Care Act, the regulations and authorities published thereunder. Sellers have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and, to the Knowledge of Sellers, no other party is in default or otherwise in violation of, any Employee Benefit Plan.
(f)    There is no pending or, to Knowledge of Sellers, threatened Proceeding relating to an Employee Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the four years prior to the date hereof been the subject of an examination or audit by a Governmental Body or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Body.
(g)    Other than as required under COBRA, no Employee Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason. Schedule 2.13(g) sets forth, on a de-identified basis in compliance with HIPAA, each Staff Employee or Temporary Personnel, or former Staff Employee or Temporary Personnel, of Sellers who is receiving continuation coverage under COBRA as of the date hereof and specifies what level of coverage such individual currently has under COBRA.
2.14    Business Contracts.
(a)    Sellers have made available to Buyer true and complete copies of each written agreement (and provided Buyer with a written, detailed summary of each material term of any oral agreement), including all amendments and supplements thereto, relating to the Business to which Sellers are parties or beneficiaries with respect to providing staffing services, including all customer contracts, purchase orders and statements of work (collectively, the “Customer Contracts”). Schedule 2.14(a) lists each Customer Contract between Sellers and a Significant Customer (the “Significant Customer Contracts”). Each Customer Contract represents the entire agreement between Sellers and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, the closing of the transactions contemplated hereby will not result in an actual or potential default, or require the payment of any sum of money, under any Customer Contract (with or without the lapse of time or giving of notice, or both).
(b)    Schedule 1.1(e) lists each agreement (whether written or oral and including all amendments and supplements thereto) relating to the Business to which Sellers are parties or beneficiaries or by which Sellers (in respect of the Business) or any of the Assets is bound or otherwise obligated relating to the Temporary Personnel (collectively, the “Temporary Personnel Contracts”). Each Temporary Personnel Contract represents the entire agreement between Sellers and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, the closing of the transactions contemplated hereby will not result in an actual or potential default, or require the payment of any sum of money, under any Temporary Personnel Contract (with or without the lapse of time or giving of notice, or both).
(c)    Schedule 1.1(f) lists each agreement (whether written or oral and including all amendments and supplements thereto) relating to the Business to which Sellers are parties or beneficiaries or by which Sellers (in respect of the Business) or any of the Assets is bound or otherwise obligated relating to the Billable Staffing Independent Contractors (collectively, the “Billable Staffing Independent Contractor Contracts”). Each Billable Staffing Independent Contractor Contract represents the entire agreement between Sellers and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, the closing of the transactions contemplated hereby will not result in an actual or potential default, or require the payment of any sum of money, under any Billable Staffing Independent Contractor Contract (with or without the lapse of time or giving of notice, or both).
(d)    Sellers have made available to Buyer true, correct and complete copies of each Certificate of Insurance with respect to the Business, including those relating to each Customer Contract and each Billable Staffing Independent Contractor Contract (collectively, the “Certificates of Insurance”). Each Certificate of Insurance is in full force and effect on the date hereof and is in material compliance with the terms of the applicable Customer Contract or Billable Staffing Independent Contractor Contract to which it relates and with applicable Law.
(e)    Schedule 2.14(e) lists the following agreements (whether written or oral and including all amendments and supplements thereto) relating to the Business to which Sellers are parties or beneficiaries or by which Sellers (in respect of the Business) or any of the Assets is bound or otherwise obligated, which is not a Customer Contract or listed in Schedules 1.1(e) and 1.1(f) (collectively with the Significant Customer Contracts and agreements and policies listed in Schedules 1.1(e), and 1.1(f), the “Business Contracts”): (i) real estate leases; (ii) agreements evidencing, securing or otherwise relating to any Indebtedness for which Sellers are, directly or indirectly, liable; (iii) capital or operating leases or conditional sales agreements relating to vehicles, equipment or other Assets; (iv) agreements pursuant to which Sellers are entitled or obligated to either acquire any assets from, or sell any assets to, a third Person; (v) insurance policies; (vi) employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; and (vii) agreements with or for the benefit of the Selling Persons, or any director, manager, officer or employee of Sellers employed in the Business, or any Affiliate or immediate family member thereof.
(f)    Sellers have made available to Buyer a true, correct and complete copy of each written Business Contract and a written, detailed summary of each material term of each oral Business Contract. Each Business Contract is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). Sellers have performed all of their obligations under each Business Contract in all material respects, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of Sellers or, to the Knowledge of Sellers, on the part of any other Person under any Business Contract. Sellers have not terminated or delivered any notice of default, and Sellers have not received any notice of termination or default, under any Business Contract, and to the Knowledge of Sellers, no such termination or default is threatened. To the Knowledge of Sellers, no party to any Business Contract intends to alter its relationship with the Business as a result of or in connection with the acquisition contemplated by this Agreement.
2.15    Customers. Set forth on Schedule 2.15 is a list of each customer of Sellers that has generated revenue for the Business in excess of $20,000 during Sellers’ 2016 fiscal year or Sellers’ 2017 fiscal year (the “Significant Customers”), which list indicates the amount of revenue attributable to each such Significant Customer for each such period. None of the Significant Customers has notified Sellers of any intention or, to the Knowledge of Sellers, threatened to terminate or materially alter its relationship with Sellers. No Significant Customer has notified Sellers that it is likely to terminate or materially alter its relationship with Sellers as a result of the acquisition of the Business by Buyer. There has been no material change in pricing or pricing structure (other than changes in the ordinary course of business, consistent with past practice) with any Significant Customer, there has been no material reduction in the level of purchases of services by any Significant Customer (except as already reflected in the amount of revenues set forth in Schedule 2.15) and there has been no material dispute with a Significant Customer, in each case since the beginning of Seller’s 2016 fiscal year.
2.16    Warranties. Sellers have committed no act, and there has been no omission by Sellers, that would reasonably be expected to give rise to any material Liability for breach of warranty (whether covered by insurance or not) on the part of Sellers, with respect to services rendered prior to or on the Closing Date.
2.17    Intellectual Property Rights. Set forth on Schedule 2.17 is a complete list of all Intellectual Property (other than email addresses). Sellers have the right to use all Intellectual Property used by Sellers or necessary in connection with the operation of the Business without infringing on the rights of any Person, and Sellers are not obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property. All Intellectual Property included within the Assets is fully transferable to Buyer without any material modification or payment. To the Knowledge of Sellers, no Person is infringing the rights of Sellers in any of its Intellectual Property. Sellers have, and at Closing Buyer will receive, the right to use the name “Smart Resources” including derivations thereof in the Business within the jurisdictions Sellers are currently using such name, and all trade names, domain names, email addresses and logos used by Sellers in connection with the Business.
2.18    Environmental Matters. Sellers have conducted the Business in material compliance with all applicable Environmental Laws, including without limitation by having all Permits required under any applicable Environmental Law in connection with any aspect of the operation of the Business. Sellers have not received any written notices, demand letters or requests for information from any Governmental Body or other Person indicating that Sellers may be in violation of, or liable under, any Environmental Law in connection with the Business or relating to any of the Assets. No Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law on, to or from any Real Property as a result of any activity by or on behalf of Sellers in the operation of the Business or otherwise, and, to the Knowledge of Sellers, no Person or property has been exposed to Hazardous Substances in violation of any applicable Environmental Law in connection with the operation of the Business. Sellers are not, in connection with the Business, nor any of the Assets is, subject to any Liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law. Sellers have satisfied and are currently in material compliance with all financial responsibility requirements, if any, applicable to the operation of the Business and imposed by any Governmental Body under any Environmental Laws.
2.19    Competing Interests. Neither the Selling Persons, nor any director, manager, officer or management-level employee of Sellers, nor any Affiliate of the Selling Persons (each, a “Related Party”): (a)  owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of Sellers (in respect of the Business) or that otherwise has material business dealings with

Sellers (in respect of the Business); or (b) is a party to, or otherwise has any direct or indirect interest opposed to Sellers under, any Business Contract or other business relationship or arrangement.
2.20    No Brokers. Other than to Capital Alliance Corporation, Sellers and the Selling Persons have not incurred, nor will they incur, any Liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.
2.21    No Misrepresentations. To the Knowledge of Sellers, the representations, warranties and statements made by Sellers and the Selling Persons in or pursuant to this Agreement are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.
ARTICLE III
Representations and Warranties of Buyer
Buyer represents and warrants to Sellers as follows:
3.1    Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. There is no pending or, to the knowledge of Buyer, threatened Proceeding for the dissolution, liquidation, insolvency or rehabilitation of Buyer.
3.2    Authority. Buyer has all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Buyer pursuant to this Agreement (collectively, the “Buyer Documents”). The execution, delivery and performance by Buyer of each Buyer Document has been duly authorized by all necessary action on the part of Buyer. This Agreement and the other Buyer Documents have been duly executed and delivered by Buyer. This Agreement and each of the other Buyer Documents are legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).
3.3    No Violation. The execution, delivery and performance of this Agreement and the other Buyer Documents by Buyer will not conflict with or result in the breach of any term of, or violate or constitute a default (or an event that with notice or lapse of time or both would constitute a breach of default) under (i) any Organizational Document of Buyer or (ii) under any material agreement, order or Law to which Buyer is a party or by which Buyer is in any way bound or obligated that will prevent Buyer from consummating the transactions contemplated by this Agreement.
3.4    Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer in connection with the sale and purchase of the Assets or any of the other transactions contemplated by this Agreement.

ARTICLE IV
Covenants and Agreements
4.1    Assistance with Permits and Filings. Each Party will furnish the other Parties with all information concerning such Party that is required for inclusion in any application or filing made by the requesting Party to or with any Governmental Body in connection with the transactions contemplated by this Agreement. Sellers will use commercially reasonable efforts to assist Buyer in obtaining any Permits, or any consents to assignment related thereto, that Buyer will require in connection with the continued operation of the Assets and the Business after the Closing.
4.2    Transaction Costs. Except as otherwise expressly provided in this Agreement, Buyer will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. Sellers will pay all transaction costs and expenses (including legal, accounting and other professional fees) that Sellers or the Selling Persons incur in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including any brokers’ or finders’ fees or agents’ commissions payable to Capital Alliance Corporation in connection with this Agreement or the transactions contemplated hereby.
4.3    Employee Matters.
(a)    Effective as of the Closing Date, Buyer may offer employment to the Staff Employees listed on Schedule 4.3. A Staff Employee of the Business to whom an offer of employment is made by Buyer and who accepts such offer shall become a staff employee of Buyer on the day such person reports, if at all, to work for Buyer (such a staff employee is hereinafter referred to as a “Transferred Staff Employee”). For twelve months following the Closing Date, each Transferred Staff Employee will be eligible to participate in Buyer’s employee benefit plans on the same or similar basis as Buyer’s other similarly situated staff employees; provided, however, that Buyer shall full discretion to establish the wages, hours and terms of employment for all Transferred Staff Employees. Without limiting the foregoing, during the Earn-Out Period Buyer shall consult with the Minority Shareholder (or other principal executive of the Business) prior to making any materially adverse change to the base salary and bonus opportunity of any Transferred Staff Employee as compared to the base salary and bonus opportunity of such Transferred Staff Employee immediately prior to the Closing (as described in Schedule 2.12(a)). Following the Closing Date, Buyer will provide Sellers and Majority Shareholder with reasonable access to the office manager of the Business, the office facilities of the Business, and copies of such Records of the Business, including, without limitation, Sellers’ QuickBooks files and computers, as necessary to allow Sellers to comply with its W-2 and Affordable Care Act reporting obligations under applicable Law; provided, that Buyer shall have no Liability with respect thereto.
(b)    Seller will not maintain a group health plan following the consummation of the transactions contemplated hereby, and Buyer will be responsible as a successor employer for providing continuation coverage as required by the Code or similar requirements of state

Law (“COBRA Continuation Coverage”) for all Transferred Staff Employees, Staff Employees, including Majority Shareholder, former Staff Employees and any current or former Temporary Personnel (to the extent applicable), and their dependents who are qualified beneficiaries on and after the Closing. Except as provided above in this Section 4.3, from and after the Closing Date, Buyer (or any legal successor) will have sole discretion over the promotion, retention or termination of the Transferred Staff Employees.
(c)    Buyer shall not be obligated to recognize a Transferred Staff Employee’s service with Sellers for the purpose of accruing or vesting in any benefit under a Buyer retirement plan but shall recognize such service for the purpose of computing entitlement to vacations and sick pay, if any, under any Buyer employee benefit plan, to the extent permitted under applicable Law. Notwithstanding the foregoing, any severance and/or vacation benefits payable upon termination of employment will be based on the Transferred Staff Employee’s actual years of service with Buyer beginning on the Closing Date. Buyer and Sellers agree that any and all Liabilities with respect to accrued vacation benefits arising under applicable Law as a result of the transactions contemplated hereby shall be retained by Sellers and shall be paid and discharged in full by Sellers when and if due (“Longevity Benefits”). To the extent Sellers are obligated to pay Longevity Benefits to Transferred Staff Employees, Buyer and Sellers shall cooperate in good faith in the payment and discharge of such Longevity Benefits in full when and if due. If such payment is more conveniently processed through Buyer’s payroll, Buyer shall pay Longevity Benefits of Transferred Staff Employees and Sellers shall promptly reimburse Buyer for any payment of Longevity Benefits made by Buyer.
(d)    This Section 4.3 is an agreement solely between Sellers and Buyer. Nothing in Section 4.3, whether express or implied, shall be considered to be a contract between Sellers or Buyer and any other Person, or shall confer upon any Staff Employee or Temporary Personnel of Sellers, any staff employee of Buyer, any Transferred Staff Employee or any other Person, any rights or remedies that such Person did not already have, including (i) any right to employment or recall, (ii) any right to continued employment of any specified Person, or (iii) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever
(e)    The Parties hereby acknowledge that for purposes of this Section 4.3 only, the term “Buyer” shall also be deemed to include B G Staff Services Inc.
4.4    Transfer Taxes. Sellers shall pay and be responsible for any sales, use, excise, transfer, recording, stamp, conveyance, value added, or similar Taxes resulting from the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”), and shall indemnify and hold Buyer and its Affiliates harmless for any such Taxes. Buyer and Sellers shall reasonably cooperate to minimize any such Transfer Taxes.
4.5    Tax Responsibility; Tax Information; Tax Proration.
(a)    Notwithstanding any other provision in this Agreement, Sellers and the Selling Persons, as applicable, shall be responsible for any and all Taxes, including any and all income and capital gains Taxes and franchise or other Taxes based on overall gross or net income of Sellers, resulting from the consummation of the transactions contemplated by this Agreement and shall be responsible for Transfer Taxes in accordance with Section 4.4.
(b)    Sellers and Buyer will provide the other Parties with such cooperation and information as each of them may reasonably request of the other in filing any Tax Return, determining a Liability for Taxes or a right to refund of Taxes or in conducting any audit or Proceeding in respect of Taxes and supporting all applicable exemptions for Transfer Taxes, but only with respect to Taxes imposed upon or related to the Assets or the Business. Such cooperation and information shall include providing copies of relevant Tax Returns, or portions thereof, imposed upon or related to the Assets or the Business, together with associated schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each Party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.
(c)    With respect to any personal property, ad valorem and other similar Tax (“Property Taxes”), including payments in-lieu-of Property Taxes, assessed on any of the Assets for a Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the Liability for such Property Taxes shall be prorated on a daily basis between Buyer and Sellers as of the Closing Date, with Sellers being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on the date immediately prior to the Closing Date and the denominator of which is the total number of days in the Straddle Period, and with Buyer being liable for the remainder of such Property Taxes. Prior to the Closing Date, Buyer and Sellers shall jointly, in good faith, estimate the amount of Property Taxes payable by Sellers with regard to a Straddle Period pursuant to this Section 4.5(c) and Buyer shall receive a credit against the amount due by Buyer at Closing. When the actual amount of Property Taxes are known, Buyer and Sellers shall readjust the amount of Property Taxes for which Sellers are liable in accordance with this Section 4.5(c) (by means of a payment from Sellers to Buyer or Buyer to Sellers, as the case may be).
(d)    Promptly after any Party receives any correspondence from any Governmental Body related to the Bulk Sales Notices, such Party will deliver a copy of such correspondence to the other Parties.
4.6    Name Change. No later than the tenth Business Day following the Closing, Sellers will file all documents necessary to change their respective names and the name of any Affiliates (including any “d/b/a’s”) to names bearing no similarity to “Smart Resources, Inc.” and “Accountable Search, LLC.”
4.7    Discharge of Liabilities. Sellers shall pay or otherwise discharge, on or prior to the due date therefor and otherwise in accordance with the terms thereof, all Excluded Liabilities, other than those being contested in good faith by Sellers.

4.8    Assignment of Assumed Contracts. Sellers shall use their reasonable best efforts to obtain and deliver to Buyer promptly upon receipt, but not later than 30 days after the Closing Date, all third Person consents that are necessary for the assignment and transfer of the Assumed Contracts and any other Asset to Buyer without any material change in their respective terms, unless such changes are reasonably acceptable to Buyer. If Sellers are unable to obtain any such third Person consent, Sellers shall use their reasonable best efforts to cause such third Person to enter into a new agreement with Buyer upon terms and conditions substantially similar to the applicable agreement between the third Person and Sellers.
4.9    Accounts Receivable.
(a)    Sellers shall promptly deliver to Buyer any payment received by, or on behalf of, Sellers with respect to the Acquired Accounts Receivable purchased by Buyer pursuant to this Agreement. To the extent that all or any portion of an Acquired Accounts Receivable purchased by Buyer pursuant to this Agreement is not collected by Buyer (each, an “Uncollected Acquired Accounts Receivable”) within 120 days following the Closing Date (the “Repurchase Date”), after notice by Buyer to Sellers to such effect, Sellers shall promptly purchase such Uncollected Acquired Accounts Receivable from Buyer for an amount equal to the full amount of such Uncollected Acquired Accounts Receivable, and Sellers shall thereafter have the right to pursue collection of such Uncollected Acquired Accounts Receivable; provided, however, that to the extent reasonable progress has been made in collecting any such Uncollected Acquired Accounts Receivable as of the Repurchase Date, then Sellers’ repurchase obligation with respect to such Uncollected Acquired Accounts Receivable shall be extended by an additional ten days after the Repurchase Date in order to provide Sellers with the opportunity to assist Buyer in connection with its efforts to collect such Uncollected Acquired Accounts Receivable. Notwithstanding anything to the contrary set forth in this Agreement, Sellers shall not be required to repurchase any Uncollected Acquired Accounts Receivable unless and until the aggregate amount of Uncollected Acquired Accounts Receivable and any other Losses subject to indemnification by Sellers under Article V and applicable to the Deductible, is equal to the Deductible, and in such event, Sellers shall only be required to repurchase Uncollected Acquired Accounts Receivable from Buyer in excess of the amounts counted toward the Deductible.
(b)    Buyer shall promptly deliver to Sellers any payment received by, or on behalf of, Buyer with respect to the Excluded Accounts Receivable not purchased by Buyer pursuant to this Agreement (or any Uncollected Acquired Accounts Receivable that is purchased by Sellers pursuant to Section 4.9(a)). Sellers may collect payment on the Excluded Accounts Receivable not purchased by Buyer pursuant to this Agreement.
(c)    In pursuing collection of any Uncollected Acquired Accounts Receivable purchased by Sellers pursuant to Section 4.9(a) and any Excluded Accounts Receivable not purchased by Buyer pursuant to this Agreement, Sellers agree to use their commercially reasonable efforts to preserve Buyer’s goodwill and ongoing business relationship with any customers of the Business. Buyer agrees to provide Sellers and Majority Shareholder with reasonable access to the office facilities of the Business and copies of such Records of the Business as necessary to allow Sellers to pursue such collections.
(d)    No later than the third Business Day following the Closing Date, Sellers shall deliver to Buyer an Aged A/R Report and an Aged A/P Report of Sellers, in each case as of the Closing Date and substantially in the form set forth in Schedule 2.6, and Buyer shall cooperate with Sellers with respect to producing and delivering these reports to the extent necessary.
4.10    Financial Statements for Assets. Promptly following the Closing and to the extent requested in writing by Buyer, Sellers will engage an accounting firm of national reputation that is reasonably acceptable to Buyer to prepare and provide to Buyer and its Affiliates, no later than 65 days after the Closing Date, such historical financial statements (including footnotes and supporting records and data with respect to the Assets and any required audit of such financial statements by Buyer’s independent public accountants) and other information and data as are reasonably requested by Buyer to allow Buyer and its Affiliates to prepare and file with the Securities and Exchange Commission the historical and pro forma financial statements with respect to the Assets required by applicable U.S. federal securities laws, including Items 2.01 and 9.01 of Form 8-K under the Securities Exchange Act of 1934, as amended, and/or to permit or maintain the effectiveness of any registration statement under the Securities Act of 1933, as amended. The cost of preparing and providing the foregoing financial statements, information and data and any related audit to Buyer and its Affiliates shall be borne 50% by Sellers and 50% by Buyer; provided, that to the extent the total cost of such audit exceeds $35,000 (the “Audit Cap”), then Buyer shall be responsible for the audit costs in excess of the Audit Cap.
4.11    Assistance from Majority Shareholder. During the Earn-Out Period, the Majority Shareholder shall be permitted to provide assistance to Buyer with respect to transitioning the Business, including its Customers, Staff Employees, Temporary Personnel and Billable Staffing Independent Contractors, from Sellers to Buyer and developing new business opportunities for the Business; provided, that the Majority Shareholder shall (i) not receive any compensation from Buyer or its Affiliates (including, after the Closing, the Business) for any such assistance, and (ii) act in a manner that promotes the goodwill and business interests of Buyer and its Affiliates (including, after the Closing, the Business) and preserves Buyer’s ongoing relationships with such Customers, Staff Employees, Temporary Personnel and Billable Staffing Independent Contractors of the Business.
4.12    Phone Systems. For a period beginning on the Closing Date and ending on the expiration date of the Lease Agreement, dated as of February 3, 2016, by and between Smart Resources, Inc. and BFG Corporation (the “Access One Lease Agreement”), Sellers shall provide Buyer with use of and access to the phone systems and related equipment described on Exhibit A to the Access One Lease Agreement in a manner and at levels that are substantially similar to Sellers’ historical practices prior to the Closing with respect to the Business to allow Buyer to operate the Business in a manner consistent with Sellers’ historical practices. Buyer shall reimburse Sellers on a monthly basis for Sellers’ cost of using such phone systems (as specified in the Access One Lease

Agreement) during such period; provided, however that any such payment will be directly processed through Buyer if more convenient for the Parties.
ARTICLE V
Indemnification
5.1    Indemnification of Buyer. Sellers will, jointly and severally, indemnify, defend and hold Buyer, its Affiliates and their respective directors, managers, officers, employees and agents (collectively, the “Buyer Indemnitees”) harmless from any and all Losses that any Buyer Indemnitee may suffer or incur as a result of or relating to:
(a)    the breach of any representation or warranty made by Sellers in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;
(b)    the breach of any agreement or covenant made by Sellers in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;
(c)    the breach of any fiduciary duty or other claim arising on or prior to the Closing Date under or with respect to any Employee Benefit Plans of Sellers;
(d)    any Excluded Liability; or
(e)    any Taxes of Sellers or the Selling Persons for any taxable period, whether before or after the Closing Date, Taxes of Sellers or the Selling Persons arising out of or resulting from the Assets and Business prior to the Closing Date, any Liability of Sellers or the Selling Persons for unpaid Taxes of any Person under Treasury Regulation Section 1.1502-6 (or similar provision of state or local law), or as a successor or transferee by contract or otherwise, or payments pursuant to a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement regarding Taxes or any other Taxes for which Sellers or the Selling Persons are responsible under Section 4.4 or Section 4.5.
5.2     Indemnification of Sellers and the Selling Persons. Buyer will indemnify, defend and hold Sellers, the Selling Persons, their respective Affiliates, and their respective directors, managers, officers, employees and agents (collectively, the “Seller Indemnitees”) harmless from any and all Losses that any Seller Indemnitee may suffer or incur as a result of or relating to:
(a)    the breach of any representation or warranty made by Buyer in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;
(b)    the breach of any agreement or covenant made by Buyer in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;

(c)    any Liability of Buyer, other than the Excluded Liabilities, including any Proceeding or other third Person claim, relating to or arising from the activities or operation of the Business with respect to any period of time (or portion thereof) occurring after the Closing; or
(d)    the failure of Buyer (or BG Staffing, Inc., as applicable) to perform and discharge its duties and obligations in full, in a due and timely manner, with respect to the Assumed Liabilities.
5.3    Survival. Subject to Section 5.4, the representations and warranties, covenants and agreements of Sellers and Buyer made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
5.4    Time Limitation.
(a)    After the Closing Date, a Buyer Indemnitee may make a claim for indemnification with respect to any breach of a representation or warranty (other than those made in Section 2.1 (Organization), Section 2.2 (Authority), Section 2.3(c) (Title to Assets), Section 2.4(i) (No Violation of Organizational Documents), Section 2.8 (Taxes), Section 2.13 (Employee Benefit Plans), Section 2.18 (Environmental Matters), and Section 2.20 (No Brokers) (collectively, the “Seller Fundamental Representations”), as to which a claim may be made at any time prior to 90 days after expiration of the statute of limitations applicable to claims regarding the subject matter of such representations and warranties (including any extensions and waivers thereof)), only if on or before the date that is 12 months after the Closing Date, the Buyer Indemnitee notifies Sellers of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Buyer Indemnitee. Notwithstanding the foregoing, claims made pursuant to Sections 5.1(b), (c), (d) and (e) and claims based upon intentional misrepresentation or common law fraud committed by Sellers or the Selling Persons in connection with this Agreement or the transactions contemplated hereby may, in each case, be made at any time.
(b)    After the Closing Date, a Seller Indemnitee may make a claim for indemnification with respect to any breach of a representation or warranty (other than those made in Section 3.1 (Organization), Section 3.2 (Authority) and Section 3.3(i) (No Violation of Organizational Documents) (collectively, the “Buyer Fundamental Representations”), as to which a claim may be made at any time prior to 90 days after expiration of the statute of limitations applicable to claims regarding the subject matter of such representations and warranties (including any extensions and waivers thereof)), only if on or before the date that is 12 months after the Closing Date, the Seller Indemnitee notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Seller Indemnitee. Notwithstanding the foregoing, claims made pursuant to Sections 5.2(b), (c) and (d) and claims based upon intentional misrepresentation or common law fraud committed by Buyer in connection with this Agreement or the transactions contemplated hereby may, in each case, be made at any time.
5.5    Limitations on Amount.

(a)    Sellers.
(i)    Sellers shall have no Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article II unless and until the aggregate Losses claimed under Section 5.1 exceeds $37,500 (the “Deductible”), and in such event, Sellers shall have Liability for money Losses only in excess of those counted toward the Deductible; provided, however, that the limitation contemplated hereby shall not be applicable with respect to (A) breaches of the Seller Fundamental Representations, (B) indemnification pursuant to Sections 5.1(b), (c), (d) and (e), and (C) claims based upon common law fraud committed by Sellers or the Selling Persons in connection with this Agreement or the transactions contemplated hereby.
(ii)    Sellers’ aggregate Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article II shall not exceed $1,200,000 (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not be applicable with respect to (A) breaches of the Seller Fundamental Representations, for which the aggregate Liability of Sellers and the Selling Persons for Losses under this Article V shall not exceed the aggregate cash proceeds paid to Sellers and the Selling Persons pursuant to this Agreement (which, for the avoidance of doubt, shall include the consideration payable for the purchase of the Assets and the agreements and covenants set forth herein, including Article VI, as set forth in Section 1.5, and any Earn-Out Payments paid to Sellers in accordance with Section 1.6) (such amount, the “Purchase Price Cap”), (B) indemnification pursuant to Sections 5.1(b), (c), (d) and (e), for which no limitation shall apply, and (C) claims based upon intentional misrepresentation or common law fraud committed by Sellers or the Selling Persons in connection with this Agreement or the transactions contemplated hereby, for which no limitation shall apply.
(b)    Buyer.
(i)    Buyer shall have no Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article III unless and until the aggregate Losses claimed under Section 5.2 exceeds the Deductible, and in such event, Buyer shall have Liability for money Losses only in excess of those counted toward the Deductible; provided, however, that the limitation contemplated hereby shall not be applicable with respect to (A) breaches of the Buyer Fundamental Representations, (B) indemnification pursuant to Sections 5.2(b), (c) and (d), and (C) claims based upon intentional misrepresentation or common law fraud committed by Buyer in connection with this Agreement or the transactions contemplated hereby.
(ii)    Buyer’s aggregate Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article III shall not exceed the Indemnification Cap; provided, however, that the Indemnification Cap shall not be applicable with respect to (A) breaches of the Buyer Fundamental

Representations, for which the aggregate Liability of Buyer for Losses under this Article V shall not exceed the Purchase Price Cap, (B) indemnification pursuant to Sections 5.2(b), (c) and (d), for which no limitation shall apply, and (C) claims based upon intentional misrepresentation or common law fraud committed by Buyer in connection with this Agreement or the transactions contemplated hereby, for which no limitation shall apply.
5.6    Right of Setoff. With respect to any claim for indemnification under this Article V, Purchase Price Adjustment in favor of Buyer pursuant to Section 1.7, or any breach of contract claim under this Agreement or any other Seller Document, Buyer is hereby authorized to setoff and apply any and all claims owing by Sellers to Buyer or a Buyer Indemnitee against the obligations, if any, owing by Buyer to Sellers in respect of this Agreement, including any Earn-Out Payment that may have otherwise been payable pursuant to Section 1.6 and any Purchase Price Adjustment in favor of Sellers that may have otherwise been payable pursuant to Section 1.7. Such setoff is not the sole and exclusive remedy of Buyer.
5.7    Matters Involving Third Party Claims.
(a)    Promptly after the receipt by any Person entitled to indemnification pursuant to this Article V (the “Indemnified Party”) of notice of the commencement of any action by any Person who is not a Party to this Agreement (such action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any Party or Parties obligated to provide indemnification pursuant to this Article V (the “Indemnifying Party”), give such Indemnifying Party written notice of such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party; provided, that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its Liabilities hereunder, except to the extent that such failure to give notice shall materially and irrevocably prejudice any defense or claim available to the Indemnifying Party.
(b)    If the Indemnifying Party, within fifteen days after receiving the Indemnified Party’s notice of the Third Party Claim, acknowledges in writing to the Indemnified Party that the Indemnifying Party will indemnify and hold the Indemnified Party harmless from and against any and all Losses the Indemnified Party may suffer relating to or arising from the Third Party Claim and provides the Indemnified Party at such time with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and pay, in cash, all Losses the Indemnified Party may suffer relating to or arising from the Third Party Claim, then the Indemnifying Party shall be entitled to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole expense; provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal Proceeding, (ii) the Third Party Claim seeks non-monetary damages, including an injunction, specific performance or equitable relief against any Indemnified Party, (iii) the Indemnifying Party has failed or is failing to (1) actively and diligently defend the Third Party Claim, (2) keep the Indemnified Party fully and timely apprised of all developments, including settlement offers, with respect to the Third Party Claim, or (3) permit the Indemnified Party with the opportunity to participate in the defense of the Third Party Claim (at the Indemnified Party’s own expense, except as provided below), (iv) settlement, or an adverse judgment with respect to, the Third Party Claim is in the good faith judgment of the Indemnified Party likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, or (v) the Indemnified Party has determined in good faith that there would be a conflict of interest or other materially detrimental or inappropriate matter associated with joint representation of the Indemnification Proceeding.
(c)    If the Indemnifying Party assumes the defense of any Third Party Claim, (i) it shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise, or consent to any order or judgment with respect to, the Third Party Claim unless the proposed settlement or compromise, or judgement or order, as applicable, (1) involves only the payment of money by one or more Indemnifying Parties, (2) does not impose any injunction, specific performance or other equitable relief upon the Indemnified Party, (3) includes an unconditional release of the Indemnified Party and its Affiliates for any Liability arising from or related to such Third Party Claim, and (4) there is no finding or admission of any violation of Law or the rights of any Person by the Indemnified Party or its Affiliates, (ii) it shall indemnify and hold the Indemnified Party harmless from and against any and all Losses the Indemnified Party may suffer relating to or arising from the Third Party Claim and the Indemnifying Party may not claim that it does not have an indemnification obligation with respect thereto, (iii) the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party; provided, that the fees and expenses of such counsel shall be at the expense of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both named parties to the Third Party Claim or related Third Party Claims and the Indemnified Party shall have reasonably concluded that representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them; and (iv) it shall actively and diligently defend the Third Party Claim and keep the Indemnified Party fully and timely apprised of all developments, including settlement offers, with respect to the Third Party Claim.
(d)    If the Indemnifying Party does not assume the defense of any Third Party Claim, or if any condition to the Indemnifying Party’s assumption of the defense of any Third Party Claim set forth above becomes unsatisfied, the Indemnified Party may defend against or settle such claim in such manner and on such terms as it in good faith deems appropriate (and the Indemnified Party need not consult with, or obtain consent from, the Indemnifying Party in connection therewith) and shall be entitled to indemnification in respect thereof in accordance with Sections 5.1 or 5.2, as applicable. In no event shall the Indemnified Party settle any Third Party Claim while the defense thereof is controlled by the Indemnifying Party pursuant to and in accordance with this Section 5.7 without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).
5.8    Miscellaneous.
(a)    Any specific Loss for which a Buyer Indemnitee or a Seller Indemnitee would otherwise be entitled to indemnification under the terms of this Article V shall not be an indemnifiable Loss to the extent such Loss is reflected in the calculation of the Purchase Price as finally determined in accordance with Section 1.7 of this Agreement. A Buyer Indemnitee shall not be entitled to indemnification under the terms of this Article V for the uncollected amount of an Acquired Accounts Receivable if the full amount of such uncollected Acquired Accounts Receivable is repurchased from Buyer by Sellers in accordance with and subject to the limitations set forth in Section 4.9(a).
(b)    Each of the representations and warranties in Articles II and III that contains any “material adverse effect,” “in all material respects,” or other materiality (or correlative meaning) qualification (other than the representations in Section 2.7 or Section 2.21) shall be deemed to have been given as though there were no such qualification for purposes of this Article V.
(c)    In calculating the amount of any Loss, the amount of proceeds (if any) actually received by an Indemnified Party under any insurance policy on account of such Loss (including the amount of such proceeds (if any) received by such Indemnified Party after payment has been made by an Indemnifying Party to the Indemnified Party pursuant to this Article V), net of any costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted, and to the extent that any such proceeds are received by the Indemnified Party after payment has been made by the Indemnifying Party to the Indemnified Party pursuant to this Article V that have not been deducted from the calculation of Losses, such amount shall be paid by the Indemnified Party to the Indemnifying Party as promptly as practicable following receipt thereof by the Indemnified Party.
(d)    In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive or Consequential Damages (as defined below) as a result of a breach of this Agreement; provided, however, that this provision shall not limit an Indemnified Party’s right to indemnification under Sections 5.1 or 5.2, as applicable, to recover Losses that arise as a result of (i) a Proceeding by a third Person against the Indemnified Party for punitive damages or Consequential Damages, or (ii) claims based upon intentional misrepresentation or common law fraud committed by a Party in connection with this Agreement or the transactions contemplated hereby. For purposes of this Agreement, “Consequential Damages” shall mean those damages that arise solely from the special circumstances of the damaged party that could not have been reasonably foreseen by the breaching party. For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Section 5.8(d) or otherwise in this Agreement, nothing in this Agreement shall be construed to expressly include or exclude in the calculation of Losses to which an Indemnified Party may be entitled, damages based upon loss of future revenue, lost profits, “multiples of earnings”, “multiples of profits” or similar valuation methodologies, but rather whether an Indemnified

Party may be entitled to such any such damages shall depend on whether such damages constitute “Consequential Damages” (as defined above).
(e)    Except for (i) a Party’s right to specific performance, injunctive action or other equitable remedies, (ii) rights, claims and causes of action based upon intentional misrepresentation or common law fraud committed by a Party in connection with this Agreement or the transactions contemplated hereby, and (iii) Buyer’s setoff rights pursuant to Section 5.6, indemnification pursuant to this Article V shall be the sole and exclusive monetary remedy for which a Buyer Indemnitee shall have against Sellers, and for which a Seller Indemnitee shall have against Buyer, for any Losses arising out of or related to any breach of any representation, warranty, covenant or other obligation under this Agreement.
ARTICLE VI
Noncompetition and Nonsolicitation Agreement
6.1    Noncompetition and Nonsolicitation.
(a)    Restrictive Covenants. In consideration of the transactions contemplated by this Agreement, including the purchase of the Assets (and the goodwill associated therewith) and the Business, Sellers and the Selling Persons covenant to Buyer that, during the Non-Competition Period, without the prior written consent of Buyer (which consent may be withheld in the sole and absolute discretion of Buyer), Sellers, any Affiliate of Sellers, the Selling Persons, and any Affiliate of the Selling Persons (each, a “Covenanting Person”) will not, directly or indirectly (in any capacity, including as a shareholder, partner, member, investor, lender, principal, director, officer, employee, consultant or agent of any other Person): (x) engage in, or have any financial interest in any other Person that engages in, the business of providing or marketing administrative, executive administrative, finance and accounting staffing services (a “Competing Business”) within the Chicago metropolitan area and a 100-mile radius of the Chicago metropolitan area; (y) solicit or influence, or attempt to solicit or influence, any customer or any potential customer of the Business, Buyer or Buyer’s Affiliates, or any Person that is, or during the period preceding the Closing Date was, a purchaser of services from Sellers, Buyer or their respective Affiliates, to purchase any services from any Competing Business or from any Person other than Buyer or its Affiliates; or (z) solicit, entice, induce or hire any Person who is an employee, temporary personnel or billable staffing independent contractor of the Business, Buyer or Buyer’s Affiliates, or who becomes an employee, temporary personnel or billable staffing independent contractor of the Business, Buyer or Buyer’s Affiliates, to become employed or independently contracted by any other Person or to leave his or her employment with the Business, Buyer or Buyer’s Affiliates or cease independently contracting for the Business, Buyer or Buyer’s Affiliates, or approach any such employee, temporary personnel or billable staffing independent contractor for such purpose or authorize or knowingly approve the taking of such actions by any other Person. For purposes of this Section 6.1(a), the term “Non-Competition Period” shall mean (1) the period of time beginning on the Closing Date and continuing until four years after the Closing Date with respect to Sellers, any Affiliate of Sellers (other than the Minority Shareholder), the Majority Shareholder, and any Affiliate

of the Majority Shareholder, and (2) the period of time beginning on the Closing Date and continuing until two years after the Closing Date with respect to the Minority Shareholder and any Affiliate of the Minority Shareholder (other than any Person covered by (1) above).
(b)    Exception. It will not be a violation of the restrictive covenants set forth in Section 6.1(a) for a Covenanting Person to invest in publicly-traded equity securities constituting less than one percent of the outstanding securities of such class.
(c)    Equitable Relief. Sellers and the Selling Persons acknowledge and agree that Buyer would be irreparably harmed by any breach of the restrictive covenants set forth in Section 6.1(a) and that, in addition to all other rights and remedies available to Buyer at Law or in equity, Buyer will be entitled to injunctive and other equitable relief to prevent or enjoin any such breach and without the necessity of posting bond. If any Covenanting Person breaches Section 6.1(a), the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that such breach began until such violation permanently ceases.
(d)    Representations. Sellers and the Selling Persons represent to Buyer that each is willing and able to engage in businesses that are not restricted pursuant to this Section 6.1 and that enforcement of the restrictive covenants set forth in this Section 6.1 will not be unduly burdensome to Sellers or the Selling Persons. Sellers and the Selling Persons acknowledge that their agreement to the restrictive covenants set forth in this Section 6.1 is a material inducement and condition to Buyer’s willingness to enter into this Agreement and the other Buyer Documents, to consummate the transactions contemplated hereby and thereby and to perform Buyer’s obligations hereunder and thereunder. Sellers and the Selling Persons acknowledge and agree that the restrictive covenants and remedies set forth in this Section 6.1 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business).
(e)    Court Modification. Notwithstanding the foregoing, if the restrictive covenants set forth in this Section 6.1 are found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of Buyer and its Affiliates, then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Section 6.1 as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business).
ARTICLE VII
Miscellaneous
7.1    Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally, (b) on the fifth Business Day after being mailed by certified mail, return receipt requested, (c) the next Business Day after delivery to a recognized overnight courier or (d) upon transmission and confirmation of receipt by an email operator if sent by email, to the Parties at the following email addresses (or to such other address or email address number as such Party may have specified by notice given to the other Parties pursuant to this provision):

if to Buyer:	with copies to:

BG Finance and Accounting, Inc. 5850 Granite Parkway, Suite 730 Plano, Texas 75024 Attention: L. Allen Baker, Jr. Email: abaker@bgstaffing.com
Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201
Attention: William P. Bowers
                   Paul S. Conneely
Email: bill.bowers@nortonrosefulbright.com
            paul.conneely@nortonrosefulbright.com

if to Sellers or the Selling Persons:	with copies to:

Tim Flood 1907 Lincoln St., B3 Evanston, IL 60201 Email: timflood1907@gmail.com	Much Shelist, P.C. 191 N. Wacker Dr. Chicago, IL 60606 Attention: Mitchell Roth Email: mroth@muchshelist.com

7.2    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties, each of which will be deemed an original, but all of which together will constitute one and the same instrument. No signature page to this Agreement evidencing a Party’s execution hereof will be deemed to be delivered by such Party to any other Party hereto until such delivering Party has received signature pages from all Parties signatory to this Agreement.
7.3    Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and will not in any way affect the meaning or interpretation of this Agreement.
7.4    Severability. Subject to Section 6.1(e), the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any Party.
7.5    Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, heirs, devisees, legal representatives and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Sellers or Buyer without the prior written consent of Buyer or Sellers, as applicable, and any purported assignment or delegation in violation hereof will be null and void; provided, that notwithstanding the foregoing, Buyer may assign this Agreement and any of the provisions hereof to any of its financing sources as collateral security; and provided, further, however, that no such assignment shall release Buyer of any of its obligations thereof set forth in this Agreement. Except pursuant to a collateral assignment as permitted by the preceding sentence, this Agreement is not intended to confer any rights or benefits on any Persons other than the Parties hereto.
7.6    Entire Agreement; Amendment. This Agreement, together with the Confidentiality Agreement, dated as of May 11, 2017, between BG Staffing, Inc. and Capital Alliance Corporation, and the related documents contained as Exhibits and Schedules to this Agreement or expressly contemplated hereby, contain the entire understanding of the Parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. The Exhibits, Schedules and recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement is sought.
7.7    Specific Performance; Remedies Not Exclusive. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other Parties for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without the need to show irreparable harm or to post bond. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.
7.8    GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
7.9    Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any Party hereto because such Party or its legal counsel drafted this Agreement or such provision.
7.10    Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term “or” will not be interpreted as excluding any of the items described. The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.
7.11    Certain Definitions. For purposes of this Agreement:

(a)    the term “Acquired Accounts Receivable” means any accounts or notes receivable of Sellers that are not an Excluded Accounts Receivable, including (i) all trade accounts receivable and other rights to payment from customers of Sellers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered to customers of Sellers, (ii) all other accounts or notes receivable of Sellers and the full benefit of all security for such accounts or notes; (iii) any revenue of the Business generated on or prior to the Closing Date that has not yet been invoiced by Sellers as of the Closing Date; and (iv) any claim, remedy or other right related to any of the foregoing;
(b)    the term “Adjusted Net Working Capital” means (x) the current assets of Sellers (not including Cash Equivalents of Sellers or any other Excluded Assets) minus (y) the current Liabilities of Sellers (not including Indebtedness of Sellers or any other Excluded Liabilities);
(c)    the term “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, now or in the future, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person;
(d)    the term “Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in Dallas, Texas are permitted or required to be closed;
(e)    the term “Cash Equivalents” means the positive difference between (i) all cash, bank deposits, negotiable money orders and checks (including those held by Sellers as of the Closing Date but not yet deposited), less (ii) all checks, drafts or wire transfers issued by Sellers (including those not yet cleared) that are outstanding as of the Closing Date;
(f)    the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;
(g)    the term “Environmental Law” means any federal, state, local or foreign Law, Permit, judgment, requirement or agreement with any Governmental Body relating to: (i) the protection, preservation or restoration of the environment; or (ii) the use, storage, generation, transportation, processing, production, release or disposal of Hazardous Substances, in each case as amended and in effect on the date of the Closing;
(h)    the term “Excluded Accounts Receivable” means (i) any accounts or notes receivable of Sellers from a Related Party; and (ii) any claim, remedy or other right related to any of the foregoing;
(i)    the term “GAAP” means generally accepted accounting principles of the United States that are applicable from time to time, as consistently applied in prior periods;

(j)    the term “Governmental Body” means any governmental or quasi-governmental agency, authority, commission, board or other body;
(k)    the term “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law, and includes any substance to which exposure is regulated by any Governmental Body or under any Environmental Law as of the Closing Date, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls;
(l)    the term “Indebtedness” means all obligations of Sellers or the Selling Persons for borrowed money, including all principal, accrued but unpaid interest, prepayment penalties, breakage costs or other similar amounts payable in respect of such borrowed money or the repayment thereof;
(m)    the term “Independent Accounting Firm” means an accounting firm of national reputation independent from both Buyer and Sellers that is reasonably acceptable to Buyer and Sellers for purposes of resolving any disputes pursuant to Section 1.6(e), Section 1.7(c) or Section 1.11;
(n)    the term “Intellectual Property” means any and all registered and unregistered patents, trademarks, service marks, logos, email addresses, domain names, trade names, and registered copyrights, and applications for and licenses (to or from Sellers) with respect to any of the foregoing, and all computer software and software licenses, proprietary information, trade secrets, material and manufacturing specifications, drawings and designs owned by Sellers and used in the Business or with respect to which Sellers, with respect to the Business, have any license or use rights;
(o)    the term “Knowledge of Sellers” or similar language, means the actual knowledge of Timothy J. Flood or Margaret Laundry Francis, in each case, after conducting a reasonable inquiry and investigation into the subject matter of such representation and warranty;
(p)    the term “Lien” means any obligation, lien, claim, pledge, security interest, Liability, charge, spousal interest (community or otherwise), contingency or other encumbrance or claim of any nature;
(q)    the term “Loss” means any Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all Proceeding costs and expenses and reasonable attorneys’ fees and expenses;
(r)    the term “Organizational Document” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto;
(s)    the term “Party” means any of Buyer, Sellers or the Selling Persons;
(t)    the term “Permit” means any permit, license, authorization, approval, quality certification, franchise or right;
(u)    the term “Permitted Liens” means (i) mechanic’s and material men’s liens and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of the Business, the obligations of which are not overdue or otherwise delinquent, (ii) liens for Taxes that are not delinquent or are being contested in good faith and by appropriate proceedings to the extent disclosed on the Latest Balance Sheet, (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the real property leased by Sellers; or (iv) the lien evidenced by UCC Financing Statement #21093688 in favor of BFG Corporation;
(v)    the term “Person” means any individual, corporation, partnership, Governmental Body or other entity;
(w)    the term “Proceeding” means any action, arbitration, audit, hearing, investigation or inquiry, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Body or arbitrator;
(x)    the term “Records” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form; and
(y)    the term “Target Net Working Capital” means the amount of $1,054,657.
7.12    Guaranty by the Majority Shareholder. In consideration of the execution and delivery by Buyer of this Agreement, the Majority Shareholder hereby guarantees absolutely and unconditionally to Buyer (a) the due and punctual performance, when and as due, of all obligations of Sellers arising under or pursuant to this Agreement, and (b) the due and punctual payment of all sums, if any, now or hereafter owed by Sellers arising under or pursuant to this Agreement.
7.13    Publicity. Except as required by applicable Law, no public announcements or public disclosures of any kind concerning the terms of this Agreement or concerning the transactions contemplated hereby shall be made without the prior mutual consent of Buyer and Sellers, which consent shall not be unreasonably withheld, delayed or conditioned.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER: BG Finance and Accounting, Inc. By: /s/ L. Allen Baker, Jr. Name: L. Allen Baker, Jr. Title: President and CEO
SELLERS: Smart Resources, Inc. By: /s/ Timothy J. Flood Name: Timothy J. Flood Title: President Accountable Search, LLC By: Timothy J. Flood Name: Timothy J. Flood Title: President

Solely for the purposes of Section 4.11, Article VI and Section 7.12:
MAJORITY SHAREHOLDER:
_/s/ Timothy J. Flood____________
Timothy J. Flood

Solely for the purposes of Article VI:
MINORITY SHAREHOLDER:
_/s/ Margaret Laundry Francis____
Margaret Laundry Francis

[Signature Page to Asset Purchase Agreement]

Exhibits
A        Bill of Sale
B        Assignment and Assumption Agreement
C        Employment Agreement for Margaret Laundry Francis
D        Trademark Assignment Agreement
Schedules

1.1(e)        Temporary Personnel Contracts
1.1(f)        Billable Staffing Independent Contractor Contracts
1.1(g)        Other Assumed Contracts
1.2(i)        Other Excluded Assets
1.5        Purchase Price Instructions
1.6(c)        COH Illustrative Example
1.7(a)        Target Net Working Capital
1.11        Allocation of Purchase Price Methodology
2.1        Foreign Qualifications/Assumed Names
2.3(a)        List of Sellers’ Assets
2.4        No Violation
2.6        Financial Information
2.8        Taxes
2.11        Permits
2.12(a)        Staff Employees
2.12(b)        Temporary Personnel
2.12(c)        Billable Staffing Independent Contractors
2.13(a)        Employee Benefit Plans
2.13(g)        COBRA Continuation Coverage
2.14(a)        Significant Customer Contracts
2.14(e)        Other Business Contracts
2.15        Significant Customers
2.17        Intellectual Property
4.3        Transferred Staff Employees

Exhibit A
Bill of Sale
[See attached.]

Exhibit B
Assignment and Assumption Agreement
[See attached.]

Exhibit C
Employment Agreement for Margaret Laundry Francis
[See attached.]

91448822.12

Exhibit D
Trademark Assignment Agreement
[See attached.]

91448822.12